Exhibit 99.1

Remarks by David R. Beran, Executive Vice President and Chief Financial Officer, Altria Group, Inc. and Clifford B. Fleet, Vice President Investor Relations, Altria Client Services

Barclays Capital 2010 Back-To-School Consumer Conference

Boston, MA

September 8, 2010

Remarks by Cliff Fleet

Good morning and thank you for joining us for today’s presentation.

Our remarks today contain projections of future results. I direct your attention to the Forward-Looking and Cautionary Statement section at the end of today’s press release for a review of the various factors that could cause actual results to differ from projections. Altria Group, Inc. (Altria) reports its financial results in accordance with U.S. generally accepted accounting principles. Today’s presentation may contain various operating results on both a reported and on an adjusted basis, which excludes items that affect the comparability of reported results. Reconciliations are available on our website, www.altria.com.

Now it gives me great pleasure to introduce Dave Beran, Altria’s Executive Vice President and Chief Financial Officer.

Remarks by Dave Beran

Thanks Cliff and good morning everyone. Joining me here today are Craig Johnson, Executive Vice President of Altria; Marty Barrington, Altria’s Executive Vice President, Chief Compliance and Administrative Officer; and Murray Garnick, Altria’s Senior Vice President of Litigation. We are pleased to be with you this morning to discuss Altria’s plans to continue delivering superior returns to our shareholders, and why we believe that Altria continues to be a compelling investment.

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The business environment has been challenging over the past few years. Unemployment remains at a historically high level, and consumer confidence has fallen. The economic environment this year remains uncertain and the domestic economic recovery is likely to take some time. Consumers are cautious, as they seek ways to control their spending and reduce debt.

The last few years have been challenging for equity investors seeking consistent and solid returns. In 2008, the S&P 500’s total shareholder return was (36.6%). In 2009 this trend reversed, as the S&P 500’s total return was 25.9%. And in 2010 this trend reversed again, as the S&P 500’s total return was down slightly through August 31. Since the spin-off of Philip Morris International Inc. (PMI) on March 28, 2008 through August 31, 2010, the S&P 500’s total return was (15.6%).

Companies’ dividends to shareholders have been impacted by these conditions. Of the approximately 370 companies in the S&P 500 that paid dividends at the time of the PMI spin-off, about 40% have either decreased or kept them the same through the end of August 2010.

In addition to the challenges of high unemployment and low consumer confidence, Altria and its businesses dealt with:

•	The acquisitions of John Middleton Co. (Middleton) and UST LLC (UST) to create a total tobacco platform,

•	The restructuring of the internal functions of Altria’s operating companies to drive efficiencies;

•	The largest federal excise tax (FET) increase in history, which raised federal excise taxes on tobacco products by over 150%;

•	The onset of federal regulation of tobacco products by the U.S. Food and Drug Administration (FDA); and,

•	The continuing challenges in the tobacco litigation environment.

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Despite these challenges, Altria delivered strong and consistent results:

•	Adjusted diluted earnings per share (EPS) grew by 10% in 2008, 6.1% in 2009, and should grow by 7% to 9% in 2010;

•	Additionally, our dividend has increased four times since the PMI spin-off, resulting in an overall dividend increase of 31% since the spin.

This solid financial performance led to strong returns to our shareholders. From the time of the PMI spin-off through August 31, 2010, Altria’s total return to shareholders was 14.9%, outpacing the S&P 500’s total return of (15.6%), and the Food, Beverage and Tobacco Index’s total return of 11.1%. Altria also delivered the highest total shareholder return among consumer packaged goods companies (CPG) with market capitalizations above $20 billion in 2009 as well as 2010 through the end of August. We thus successfully managed through a very challenging environment to deliver consistently strong returns to our shareholders.

We delivered this performance by successfully leveraging strengths that give Altria a competitive advantage:

•	The four strong brands of our tobacco operating companies;

•	Superior brand-building infrastructure;

•	Financial discipline with solid cost management; and finally,

•	A strong balance sheet with a commitment to return cash to shareholders in the form of dividends.

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Although the challenging economic environment has impacted the performance of many premium brands, Marlboro, Copenhagen, Skoal and Black & Mild have performed well. As the adult consumer mindset has evolved as a result of the economy, so too have the equity building programs of our brands. These programs aim to give adult tobacco consumers compelling reasons to choose our premium brands, while maintaining an appropriate value proposition for the current economic environment.

Marlboro’s equity is based on tobacco flavor. Adult cigarette smokers have long been invited to “Come to where the flavor is. Come to Marlboro Country.” Today, four out of ten adult cigarette smokers reach for a Marlboro. Marlboro has strong adult smoker demographics, and is the number one brand in every adult age cohort. Marlboro’s share among 21-29 and 30-39 year old smokers is also substantially larger than its total retail share. Marlboro has grown cigarette category share almost continuously for over fifty years, and reached a record retail share in the second quarter of 2010.

Marlboro has grown in part because the brand has evolved to meet shifting adult cigarette consumer preferences. In the non-menthol segment, where Marlboro is significantly larger than the next fifty brands combined, the brand offers adult cigarette consumers a variety of choices. Marlboro identified an opportunity for “A new take on a classic flavor” and successfully introduced Marlboro Special Blend products in the first quarter of this year. These products helped Marlboro’s non-menthol segment share grow to a record 52.3% in the second quarter.

In the menthol segment, Marlboro continued to meet the evolving adult cigarette consumer taste preferences with new products. These products helped Marlboro become the second largest menthol cigarette brand, and increase its menthol segment share to 20.1% in the second quarter of 2010. The brand plans to introduce Marlboro Skyline later this year to continue building its position in the menthol segment.

The premium smokeless brand portfolio of Altria’s tobacco operating companies consists of Copenhagen, Skoal and Marlboro, and each of these brands has a unique positioning in the smokeless category. Copenhagen is the traditional moist smokeless tobacco (MST) brand that

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anchors the MST segment within the category. Skoal is the contemporary premium brand that can evolve in the smokeless category. Marlboro is the most iconic tobacco brand that provides adult smokers with smokeless tobacco alternatives from the brand they know. These unique brand positions allow all the brands to meet different adult tobacco consumer preferences within the growing smokeless category.

Copenhagen is widely recognized among adult dippers as the authentic MST brand that dates back to 1822. Copenhagen has strong demographics, with its strength among 30 to 49 year old dippers who are typically seeking a more flavorful smokeless tobacco product. Historically, the brand had minimal share in the Wintergreen and Straight segments, which in 2009 represented about 50% of the smokeless category’s retail share. Copenhagen therefore introduced Long Cut Wintergreen and Long Cut Straight. These products, in conjunction with the new Extra Long Cut Natural offering, strengthen the brand’s position by appealing to a much broader number of adult dippers. These products have successfully contributed to strong retail share gains for Copenhagen.

Skoal’s strengths create a platform for future success. It is:

•	The number one smokeless brand among adult dippers ages 21 to 29;

•	The number one smokeless brand among adults who use both MST and cigarettes;

•	The number one MST brand in the fast growing pouch segment;

•	The smokeless brand with the highest brand loyalty among adult dippers; and,

•	It was the first brand to introduce a wintergreen product, giving it strong equity in this segment which represented about 40% of the smokeless category’s retail share last year.

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Skoal plans to build on this strong foundation with initiatives on Long Cut Wintergreen, Straight and Mint products to strengthen its core, as well as other initiatives to build its position as a contemporary smokeless brand.

About 25% of adult cigarette smokers are interested in smokeless tobacco alternatives to cigarettes. The product opportunity is to provide these adult smokers with an enjoyable, smoke-free tobacco product. We believe the best brand to do this is Marlboro, since it is the largest brand among adult cigarette consumers.

At the end of the first quarter of this year Philip Morris USA Inc. (PM USA) nationally expanded Marlboro Snus, which is a smokeless tobacco product designed especially for adult smokers. We are pleased with the initial adult consumer response and are optimistic about the long-term prospects for these kinds of smokeless tobacco products.

Black & Mild has a strong position in the machine-made large cigar category with its unique offering of pipe-tobacco filled cigars, and has good adult demographics. Its share among 21 to 29 year old cigar consumers is above its total retail share. Adult cigar consumers like to try new varieties and blends, and Black & Mild has introduced new products over the past several years to build its position in the category. The brand’s position is further enhanced with strong retail distribution and visibility gains after Altria’s acquisition of Middleton in December 2007. Black & Mild’s growth opportunity is expanding from its historic strength in the tipped segment, where it holds over 85% share, into other segments where it has minimal share.

From the beginning of 2008 through the second quarter of 2010, our tobacco operating companies successfully introduced twenty-six new products to build their brands. In the first half of this year these products had almost 4% retail share of the cigarette category, almost 6% retail share of the smokeless category, and over 5% retail share of the machine-made large cigar category.

Our tobacco companies are committed to responsibly marketing their products. The brands are supported with superior brand-building infrastructure, which is Altria’s second competitive

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advantage. Altria Sales & Distribution (ALS&D) represents the brands of our tobacco operating companies to the trade, while Altria Consumer Engagement Services (ALCES) implements their one-to-one adult consumer engagement programs. These organizations give our tobacco operating companies ways to responsibly market to adult tobacco consumers in order to build their brands.

ALS&D supports the growth of our tobacco companies’ businesses by offering programs that help the trade best present the brands of our tobacco companies to adult tobacco consumers. These programs are designed to:

•	First, present Marlboro, Copenhagen, Skoal and Black & Mild to adult tobacco consumers in the best positions;

•	Second, allocate merchandising space according to a company’s share to help brands stay in-stock and fresh;

•	Third, clearly communicate price and promotional offers; and finally,

•	Prevent tobacco product access by minors.

ALS&D covers over 95% of the tobacco space’s volumes with over three million retail contacts per year. This comprehensive coverage offers our tobacco companies unparalleled reach and speed to market as they execute retail initiatives. For example, in the fourth quarter of last year Copenhagen Long Cut Wintergreen achieved distribution in over 90% of targeted stores just two weeks after launch, much faster than prior U.S. Smokeless Tobacco Company (USSTC) product introductions.

ALS&D is evolving since it now represents brands competing in all the major tobacco categories. For example, the organization reallocated sales personnel to increase store coverage and improve execution in high volume areas. It is also implementing a total tobacco merchandising solution to allow retailers to meet the growing demand for smokeless tobacco products and cigars by allocating more shelf space to them. In addition, the organization is rolling out new information management tools for the trade to provide them insights on how to grow their business.

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ALCES executes adult consumer engagement programs on behalf of our tobacco operating companies to build affinity, loyalty and brand awareness. ALCES implements these programs through a variety of methods such as direct mail, events and online experiences that together create an average of over 200 million brand interactions annually.

For example, Marlboro, Copenhagen, Skoal and Black & Mild all have websites that provide registered tobacco consumers aged 21 and older with brand information to promote and maintain brand loyalty. These websites support the development of fully integrated brand-building programs such as the 2010 Marlboro Country Rewards promotion, which encompasses direct mail, the Internet, bar programs, promotional offers, onserts and point of sale materials. Marlboro’s website is one of the largest consumer packaged goods websites in the United States as measured by monthly traffic.

Strong brands and superior brand-building capabilities are coupled with Altria’s third strength, which is financial discipline. Altria’s focus on managing costs improves efficiencies, helps income growth and allows resources to be used on brand-building initiatives to enhance profitability over time.

For example, the company restructured and centralized various internal functions such as Finance, Human Resources, and Purchasing into Altria Client Services, resulting in a significantly smaller and more efficient overall enterprise.

Altria and its operating companies have made excellent progress on their program to reduce costs by $1.5 billion off of the 2006 cost base by the end of 2011. Since the program’s inception through the second quarter of 2010, over $1.2 billion in savings have been delivered, and we are confident that we will complete the program by the end of next year.

The cost reduction program has contributed to the strong performance of our tobacco businesses. From 2007 to 2009, PM USA grew its adjusted operating companies income (OCI) margins faster than its major competitors, and through the first half of 2010 this trend continued. In our smokeless segment, adjusted costs per can in the first half of this year were substantially lower than the first half of 2009, and were also lower than the first half of 2008, the year prior to

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Altria’s acquisition of UST. As we anticipated, the smokeless segment cost savings resulting from the UST acquisition offset the investments that helped return smokeless segment retail share and volume to growth. In fact, 2010 second-quarter smokeless segment adjusted OCI margins of approximately 56% were essentially the same as USSTC’s adjusted operating margins in 2007, despite costs associated with the national launch of Marlboro Snus this year.

Altria’s fourth strength is maintaining a strong balance sheet with a commitment to return cash to shareholders. A strong balance sheet protects the company’s investment grade credit rating, preserves access to the capital markets for short- and long-term debt, and secures the cash flow generated by our operating companies, thus sustaining our ability to grow earnings and the dividend over time.

Altria’s strong balance sheet helped the company make an almost $1 billion payment to the Internal Revenue Service (IRS) in July of this year, without disrupting the company’s ability to return value to shareholders. Approximately $945 million of this payment to the IRS is associated with the disallowance of certain leveraged leasing transactions entered into by Philip Morris Capital Corporation (PMCC) in 1996 through 2003, and we intend to contest these disallowances vigorously. This payment did not impact the company’s ability to raise its 2010 EPS guidance or increase its quarterly dividend.

Altria’s debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio is in line with our peers and well under the requirements of our covenants. However, the carrying cost of some of this debt is high due to the timing of financing activities related to the UST acquisition. We therefore are focused on reducing our financing costs. In the second quarter, Altria paid off $775 million in notes with a coupon of 7.125%. Also in the second quarter of this year, Altria issued $800 million in five and a quarter year notes with a coupon of 4.125%, and last month issued an additional $200 million of these notes at the same coupon interest rate. Our decision to refinance or retire debt as it comes due in the future depends upon the condition of the capital markets, interest rates, Altria’s business needs and conditions and other factors.

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Altria’s economic interest in SABMiller plc (SABMiller) remains an important component of the balance sheet, and we believe maintaining the position for the foreseeable future is in the best interests of our shareholders. It significantly strengthens the financial profile of the company by increasing our earnings and cash flows while providing a potential source of liquidity. Although the value of this position was $12.3 billion at the end of August 2010, it has a low tax basis of well under $500 million. Monetizing the position would therefore be dilutive to EPS.

Altria remains committed to returning cash to shareholders in the form of dividends, and intends to grow its dividends in line with its adjusted EPS growth. Our 80% dividend payout ratio target is the highest among comparable CPG companies, and Altria’s yield of 6.8% as of August 31, 2010 is also the highest among these comparable CPG companies. Since the PMI spin-off, Altria has increased its dividend four times for a total increase of 31%, which is among the highest for companies in the S&P 500 Food, Beverage and Tobacco Index.

In 2010, Altria has raised its dividend twice for a total increase of 11.8%. In February, we raised the dividend by 2.9%, reflecting the company’s 80% dividend payout ratio target. Last month, we raised the dividend by 8.6%, reflecting our commitment to dividend growth in line with our adjusted EPS growth. All future dividend payments remain subject to the discretion of Altria’s Board of Directors.

Altria’s mid-term adjusted diluted EPS growth target is seven to nine percent, and our 2010 adjusted diluted EPS guidance is in line with this objective at a seven to nine percent growth rate from an adjusted base of $1.75 per share in 2009.

These strengths – four terrific brands, superior brand-building infrastructure, financial discipline with solid cost management and a strong balance sheet with a commitment to return cash to shareholders – helped Altria deliver strong returns to shareholders, and successfully manage through some very difficult issues. Like all companies there are areas that require our continuing focus so that we continue performing well for our shareholders. These areas include the business environment, FDA regulation, and tobacco litigation.

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The business environment includes the outlook for tobacco volumes and profit pools, as well as the competitive environment in which our companies operate.

Prior to the FET increase of last year, total tobacco volumes based on poundage had been declining at a rate of about 1% per year. This tobacco volume decline consisted of an approximate 4% decline in cigarette volumes, with most of this decline offset by 7% growth in smokeless volumes and 3% growth in machine-made large cigar volumes.

The FET increase disrupted these trends, but the volume changes were largely in line with historical price elasticity. In 2009, cigarette volumes declined by 8%, smokeless volumes grew about 7%, and machine-made large cigar volumes declined slightly. In the second quarter of this year, which is the first to lap a post FET-increase quarter, tobacco category volumes performed more in line with the pre FET-increase numbers. Cigarette volumes declined at about a 4.5% rate, smokeless volumes continued to grow at a rate of about 7%, and the machine-made large cigar category grew slightly.

Tobacco manufacturer profit pools have consistently grown over time, which includes 2009 when the FET increase on tobacco products went into effect. From 2007 to 2009, the estimated total manufacturers’ profit pool for tobacco grew by 5.7% from $10.6 billion to $11.2 billion. Altria’s share of this profit pool grew from 46% to 55%, due primarily to cigarette segment income growth and the acquisitions of USSTC and Middleton.

Our adult consumer businesses face intense competition, but our operating companies delivered strong business results in the first half of 2010.

In our cigarette business, PM USA focuses on growing cigarette income while maintaining share momentum on Marlboro. Given the volume declines in the cigarette category, PM USA maximized income by expanding margins, while investing where appropriate to enhance long-term profitability. 2010 first-half adjusted cigarette segment OCI increased 3.8% versus the first half of last year. PM USA delivered this income growth despite a difficult comparison period where adjusted OCI grew 8.8% versus the prior-year period. In the second quarter, Marlboro grew 1.6

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percentage points to reach a record retail share of 42.8%. We were particularly pleased with the strong first half adjusted year-over-year cigarette segment OCI margin growth of 1.7 percentage points, coupled with PM USA’s stable year-over-year retail share performance.

In our smokeless products business, our companies focus on growing volume in line or slightly ahead of the category’s growth rate. A retail share point today in the smokeless products category is potentially worth more in income tomorrow due to volume growth, assuming the same profits per can. Investing to build category share profitably should therefore grow future smokeless products segment income.

In the second quarter of 2010, USSTC and PM USA’s combined retail share of smokeless products grew 1.8 share points versus the prior-year period to 56%. The companies’ combined adjusted second-quarter smokeless products volume growth of 9% was faster than the overall category’s estimated growth rate of 7%. This volume growth helped increase our segment profitability. In the first half of 2010, adjusted smokeless products segment’s OCI was up a strong 15% versus the first half of last year.

In our cigar business, Middleton continues to focus on growing its strong position in the machine-made large cigar category behind Black & Mild. Like the smokeless products category, a retail share point today in the machine-made large cigar category is potentially worth more in income tomorrow because of category volume growth, assuming the same profits per cigar. From the fourth quarter of 2007, when Altria acquired Middleton, to the fourth quarter of last year Black & Mild grew its retail share by 2.8 share points. In 2010, increased competitive activity slowed Black & Mild’s retail share momentum, and Middleton is responding as appropriate to enhance its position in the marketplace. We are pleased that the cigar segment’s first half of 2010 adjusted OCI increased 7.2% versus the prior-year period.

In the wine business, Ste. Michelle Wine Estates (Ste. Michelle) has assembled an impressive and diverse collection of wine assets and distribution rights in key wine segments. Ste. Michelle calls this its “String of Pearls.” This wine portfolio has enabled Ste. Michelle to continue

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showing strong business performance in the challenging economic environment. In the first half of this year, Ste. Michelle’s volume increased 15.4% versus the prior-year period, and its retail unit volume also grew faster than the industry’s growth rate. Ste. Michelle also increased first-half adjusted wine segment OCI by 20.8% versus the prior-year period.

Altria’s operating companies have thus proven that successful execution of their programs can continue to grow income despite a challenging economic environment and a competitive marketplace. Through the first half of 2010, our adult consumer product segments reported solid year-over-year adjusted OCI growth, and we remain confident about our ability to continue building our positions in these profitable segments with our strong premium brands.

Altria’s second challenge is to continue to successfully address FDA regulation. This June marked the first anniversary of FDA regulation of cigarettes and smokeless tobacco. We believe that thoughtfully implemented federal regulation of tobacco products should benefit tobacco consumers in the long-term, and contribute to resolving many of the complex issues that surround cigarettes and smokeless tobacco.

We are actively participating in processes established by the FDA, including submission of comments and participation in public hearings. For example, PM USA has submitted and presented information to the FDA’s Tobacco Products Scientific Advisory Committee (TPSAC) as part of the committee’s review of the impact of the use of menthol in cigarettes on the public health. We shared our belief that there is no science- or evidence-based reason that would support a TPSAC recommendation to ban menthol cigarettes or otherwise impose additional restrictions on them.

Let me briefly touch upon Altria’s third challenge, which is to successfully manage the litigation environment. Although the company continues to face challenging litigation, we have continued to be successful in managing the litigation overall. For a detailed discussion, I refer you to Altria’s 2010 second-quarter 10-Q filing. We have vigorously defended claims for decades, and we intend to continue doing so.

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So like every business, Altria faces challenges and potential risks that must be addressed. What distinguishes the companies that deliver superior returns to shareholders is their ability to manage successfully through challenges by leveraging their strengths and successfully executing the right strategies. Altria’s formidable strengths and proven ability to manage successfully through significant challenges well-position the company for the future. In an environment where the S&P 500 has delivered negative total returns to investors since the beginning of 2008, we believe Altria’s consistent ability to grow its earnings and dividends in challenging conditions makes it a compelling investment proposition.

Thank you for the opportunity to speak with you. Given that we are about out of time, we will be happy to take your questions in the breakout room immediately following this session.

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